Exhibit 99.1

NEWS RELEASE

THE MANITOWOC COMPANY APPOINTS
ROY ARMES AND DONALD CONDON, JR. TO ITS BOARD OF DIRECTORS

MANITOWOC, Wis. — June 2, 2010 — The Manitowoc Company, Inc. (NYSE: MTW) today announced that Roy V. Armes and Donald M. Condon, Jr. have been appointed to its board of directors effective immediately.  The addition of Mr. Armes and Mr. Condon to the board brings the total number of directors to 10.

Mr. Armes, age 57, currently serves as Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a global company that specializes in the design, manufacture, marketing and sales of passenger car, light and medium truck, motorcycle and racing tires.  Prior to joining Cooper Tire & Rubber in January 2007, Mr. Armes concluded an extensive career at Whirlpool Corporation where he served in a variety of leadership positions across the company, both in the US and key emerging markets globally.  Mr. Armes holds a bachelor’s degree in mechanical engineering from the University of Toledo.

“We are delighted to welcome Roy Armes to Manitowoc’s board of directors,” said Glen E. Tellock, Manitowoc’s Chairman and Chief Executive Officer.  “Roy is a highly regarded CEO whose vast knowledge and global manufacturing experience makes him an excellent fit for our board. We anticipate that he will make immediate contributions and be an extremely valuable contributor as we continue to execute on our strategic priorities.”

Since 2006, Mr. Condon, age 61, has served as Senior Vice President, Olefins and Corporate Business Development for Westlake Chemical Corporation.  Westlake Chemical owns and operates facilities for the manufacture of petrochemicals, plastics, and fabricated plastic products.  Prior to joining Westlake, Mr. Condon was Managing Director and Chief Executive Officer of Titan Chemicals Corp. Bhd., one of the largest industrial companies on the Malaysian Stock Exchange (Bursa, Malaysia), which he led when it went public.  Mr. Condon continues to serve on Titan’s board of directors.  Prior to joining Titan, Mr. Condon was President and General Manager of Conoco Energy Ventures, Inc.  Condon holds a bachelors degree in economics, finance and personnel management from the University of Wisconsin.

“Don has an excellent background, having been involved in the industrial and energy business for decades with meaningful experience in management, finance, strategy, and corporate development that is well suited for Manitowoc’s board of directors and shareholders,” Tellock said. “We believe he will provide key advice and insight as we continue to grow our business globally.”

Mr. Armes and Mr. Condon will stand for formal election to the board at Manitowoc’s May 1, 2012 shareholder meeting. At this time, no committee assignments have been made.

For more information:

Maurice D. Jones

Senior Vice President,

General Counsel & Secretary

920-652-1741

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 100 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.